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EXHIBIT 2.2

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER

    This Amendment No. 1 to the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 25, 2001 by and among Commerce One, Inc., a Delaware corporation ("Commerce One"), New C1 Merger Corporation, a Delaware corporation ("Mergerco"), and New Commerce One Holding, Inc., a Delaware corporation ("Holdco") is entered into as of this 12th day of June, 2001, by and among Commerce One, Mergerco and Holdco.

RECITALS

    WHEREAS, Commerce One, Mergerco and Holdco entered into the Merger Agreement to effect the Merger of Mergerco with and into Commerce One as defined in Section 1.1 of the Merger Agreement (the "Merger");

    WHEREAS, subsequent to the execution of the Merger Agreement, Commerce One declared and distributed a dividend of Preferred Share Purchase Rights (each, a "Right") to the holders of its common stock under the Preferred Stock Rights Agreement, dated April 18, 2001, by and between Commerce One and Fleet National Bank as Rights Agent (the "Rights Agreement");

    WHEREAS, Holdco has agreed to assume the Rights attached to Commerce One common stock in the Merger;

    WHEREAS, Commerce One, Mergerco and Holdco wish to amend the Merger Agreement pursuant to Section 5.1 of the Merger Agreement to provide for the assumption of Rights by Holdco in the Merger;

    WHEREAS, the boards of directors of Commerce One and Mergerco have approved the amendment of the Merger Agreement to provide for the assumption of Rights by Holdco in the Merger.

    NOW, THEREFORE, in consideration of the agreements set forth herein, Commerce One, Mergerco and Holdco hereby agree as follows:

    Section 4.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

    "(b) Each share of common stock of Commerce One and associated Preferred Share Purchase Right (a "Right"), as defined in and issued under the Preferred Stock Rights Agreement, dated April 18, 2001, by and between Commerce One and Fleet National Bank as Rights Agent, (the "Rights Agreement") issued and outstanding immediately prior to the Effective Time (the "Commerce One Common Stock") shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into one fully paid and non-assessable share of common stock of Holdco, together with one associated Right, as defined in and under the Rights Agreement."

    IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to Agreement and Plan of Merger to be executed on its behalf by its officers hereunto duly authorized, all as of the date first written above.

COMMERCE ONE, INC.
By:	/s/ Robert M. Tarkoff
Name: Robert M. Tarkoff Title: Senior Vice President Worldwide Business Development, General Counsel and Secretary
NEW C1 MERGER CORPORATION
By:	/s/ Robert M. Tarkoff
Name: Robert M. Tarkoff Title: President
NEW COMMERCE ONE HOLDING, INC.
By:	/s/ Robert M. Tarkoff
Name: Robert M. Tarkoff Title: Senior Vice President Worldwide Business Development, General Counsel and Secretary
CONSENTED TO:
FORD MOTOR COMPANY
By:	/s/ Kathryn S. Lamping
Name: Kathryn S. Lamping Title: Assistant Secretary
GENERAL MOTORS CORPORATION
By:	/s/ Ronald L. Zarrella
Name: Ronald L. Zarrella Title: President, GM North America

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  EXHIBIT 2.2
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
RECITALS